Exhibit 26(n): Consent of Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” and to the use of our report dated April 1, 2011 with respect to the statutory basis financial statements of Security Life of Denver Insurance Company as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and to the use of our report dated April 11, 2011, with respect to the statements of assets and liabilities of Security Life Separate Account L1 of Security Life of Denver Insurance Company as of December 31, 2010 and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, included in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-168047) and related Prospectus and Statement of Additional Information of Security Life Separate Account L1 of Security Life of Denver Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 15, 2011